Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Offering Price (1)	Amount of Registration Fee (2)
Units consisting of:
(i) Shares of common stock, par value $0.001 per share (2)(3)(4)	$9,200,000	$852.84
(ii) Series A Warrants to purchase shares of common stock, par value $0.001 per share (3)(4)(5)	-	-
Series B Preferred Stock (8)
Common Stock issuable upon conversion of Series B Preferred Stock
Shares of common stock, par value $0.001 per share underlying Series A Warrants (2)	$10,120,000	$938.12
Underwriters’ common stock purchase warrants (6)	-	-
Common stock underlying underwriters’ common stock purchase warrants (2)(7)	$667,920	$61.92
Total	$19,987,920	$1,852.88

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.
(3)	Includes shares the underwriter has the option to purchase to cover over-allotments, if any.
(4)	In accordance with Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.
(5)

There will be issued warrants to purchase one share of common stock. The Series A Warrants are exercisable at a per share exercise price equal to 110% of the public offering price of one Class A Unit. We estimate that the maximum offering price for each Class A A Unit is $___ to $___, and the maximum number of shares shall be ____ to ____, assuming no exercise of the overallotment.

(6)	No fee pursuant to Rule 457(g) under the Securities Act.
(7)	The warrants are exercisable at a per share exercise price equal to 110% of the public offering price of the Class A Units. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the underwriters’ warrants is equal to 110% of $607,200 (6% of $10,120,000).
(8)	No separate fee required pursuant to Rule 457 under the Securities Act of 1933.